Exhibit 99.1

Moody’s Corporation Reports Results for Fourth Quarter and Full Year 2007

NEW YORK--(BUSINESS WIRE)--Moody’s Corporation (NYSE: MCO):

  FY07 revenue up 11%; 4Q07 revenue down 14%
  Reported FY07 EPS of $2.58 equaled reported FY06 EPS
  Non-GAAP FY07 EPS increased 11% to $2.50 per share
  Expected FY08 EPS between $2.17 to $2.25 per share

Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full year 2007.

Summary of Results for Fourth Quarter 2007

Moody’s reported revenue of $504.9 million for the three months ended December 31, 2007, a decrease of 14% from $590.0 million for the same quarter of 2006. Operating income was $212.1 million and diluted earnings per share were $0.49, which included a restructuring charge of $47.8 million or $0.11 per share. Excluding the restructuring charge in 2007 and the gain from a building sale in 2006, operating income of $259.9 million declined 14% from $302.7 million in the year-ago period. Non-GAAP diluted earnings per share of $0.60 in the quarter decreased 6% from $0.64 per share in the prior year period.

Summary of Results for Full Year 2007

Revenue for the full year 2007 totaled $2,259.0 million, an increase of 11% from $2,037.1 million for the same period of 2006. Operating income for the full year 2007 was $1,131.0 million and included a restructuring charge of $50.0 million. Diluted earnings per share of $2.58 for the full year 2007 included a $0.19 per share benefit from the settlement of a legacy tax matter in the second quarter of 2007 and an $0.11 per share charge related to restructuring actions. Excluding the 2007 restructuring charge and the 2006 gain on building sale, operating income of $1,181.0 for 2007 grew 7% from $1,098.9 million in 2006. Excluding the adjustments listed above and the impact of legacy tax matters in both years, full year 2007 diluted earnings per share were $2.50, 11% higher than $2.25 in 2006.

Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s, commented, “Moody’s confronted unprecedented challenges in 2007 as credit problems that began in the U.S. housing sector affected important parts of our ratings business globally. Despite these difficult conditions, Moody’s reported solid financial performance for 2007 based on very strong performance in the first half of the year.” In speaking about 2008, Mr. McDaniel added, “The severity and protracted nature of current credit market dislocations confirms that the challenges of 2007 will persist well into 2008. Moody’s is responding to these conditions by providing more extensive research and credit evaluation tools. We are also working closely with market participants on information transparency in order to restore confidence and to support more orderly credit market operations as quickly as possible.”

Fourth Quarter Revenue

Revenue at Moody’s Investors Service for the fourth quarter of 2007 was $460.7 million, 16% lower than the prior year period. Foreign currency translation positively impacted operating results, mainly due to the weakness of the U.S. dollar relative to the euro and the British pound, increasing revenue and operating income growth by approximately 230 and 160 basis points, respectively.

Ratings revenue totaled $372.6 million in the quarter, a decrease of 23% from a year ago. Growth in revenue from the global financial institutions business was more than offset by declines across all other global ratings businesses.

Global structured finance revenue totaled $164.9 million for the fourth quarter of 2007, a decrease of 40% from a year earlier. U.S. structured finance revenue decreased 53%, driven by significant declines in issuance across most asset categories. International structured finance revenue decreased 17%, led by declines in the European credit derivatives and commercial mortgage-backed securities businesses.

Global corporate finance revenue of $104.5 million in the fourth quarter of 2007 was down slightly with the same quarter of 2006 as growth in relationship-based fees mitigated declines in issuance-based revenue. Revenue in the U.S. rose 2% from the prior year period, reflecting significant growth in revenue from investment-grade bond ratings, partially offset by double-digit revenue declines from rating high yield bonds and leveraged bank loans. Outside the U.S., corporate finance revenue decreased 7% due primarily to declines in revenue from rating both investment-grade and speculative-grade securities, mainly in Europe.

Global financial institutions and sovereigns revenue totaled $73.8 million for the fourth quarter of 2007, increasing 6% from the prior year period. Revenue in the U.S. grew 5%, driven mainly by favorable results in the insurance sector. Outside the U.S., revenue rose 6% reflecting good performance in the banking sectors in both Europe and Asia.

U.S. public finance revenue was $29.4 million for the fourth quarter of 2007, declining 6% from the robust fourth quarter of 2006.

Moody’s global research revenue rose to $88.1 million, up 30% from the same quarter of 2006. This growth reflected good increases in each of Moody’s research product segments, including credit and economic analysis subscriptions, analytical software and credit training services.

Revenue at Moody’s KMV (“MKMV”) for the fourth quarter of 2007 was $44.2 million, 11% higher than in the fourth quarter of 2006. Results were bolstered by strong growth in revenue from the licensing of credit processing software and sales of risk product subscriptions.

On a geographic basis, Moody’s U.S. revenue of $277.1 million for the fourth quarter of 2007 decreased 23% from the fourth quarter of 2006. Non-U.S. revenue of $227.8 million was essentially flat to the prior year period and reflected approximately 530 basis points of positive impact from currency translation. International revenue accounted for 45% of Moody’s total revenue in the quarter compared with 39% in the year-ago period.

Fourth Quarter Expenses

Operating expenses for the fourth quarter of 2007 were $292.8 million and included a restructuring charge of $47.8 million. Excluding the restructuring charge in 2007 and the gain on a building sale in 2006, Moody’s operating expenses were $245.0 million in the fourth quarter, 15% lower than in the prior year period, and $29.5 million or 11% lower than operating expenses in the third quarter of 2007, primarily related to lower incentive compensation expenses. Moody’s operating margin for the fourth quarter of 2007 was 51%, equal to the margin for the same period in 2006, excluding the restructuring charge in 2007 and gain on sale in 2006.

Fourth Quarter Effective Tax Rate

Moody’s effective tax rate for the fourth quarter of 2007 was 33.8% as compared with 39.9% for the prior year period. The reduced tax rate for the fourth quarter of 2007 was primarily due to lower state income taxes, including the 2007 reduction of the New York State income tax rate and the benefit from a higher proportion of income earned in lower tax jurisdictions.

Full Year 2007 Results

Revenue at Moody’s Investors Service totaled $2,104.2 million for the full year 2007, an increase of 11% from the prior year period. Currency translation had a positive impact on these results, increasing revenue and operating income growth by approximately 210 basis points and 180 basis points, respectively. Global ratings revenue was $1,779.9 million for the full year 2007, up 9% from $1,639.8 million in the same period of 2006. Each of the global ratings business lines achieved year-over-year revenue growth, led by double-digit growth in corporate finance and financial institutions. Research revenue rose to $324.3 million for the full year 2007, up 27% from the full year 2006. Finally, revenue at MKMV for the full year 2007 totaled $154.8 million, 8% higher than in the prior year period.

Share Repurchases and Capital Structure

During the fourth quarter of 2007, Moody’s repurchased 7.7 million shares at a total cost of $311.4 million and issued 0.8 million shares of stock under stock-based compensation plans. For the full year 2007, Moody’s repurchased 31.3 million shares at a total cost of $1.7 billion and issued 4.3 million shares under stock-based compensation plans. Outstanding shares as of December 31, 2007 totaled 251.4 million, representing a 10% decrease from 278.6 million shares a year earlier. Share repurchases during the year were funded using a combination of free cash flow and borrowings. At year-end, Moody’s had $1.2 billion of outstanding debt with an additional $400 million available. Additionally, as of December 31, 2007, Moody’s had $2.0 billion of share repurchase authority remaining under its current program.

Outlook for Full Year 2008

Beginning January 1, 2008, Moody’s segments were changed to reflect the business reorganization announced in August 2007. As a result of the reorganization, the rating agency remains in the Moody’s Investors Service (“MIS”) operating company and several ratings business lines have been realigned. All of Moody’s other commercial activities, including Moody’s KMV and sales of MIS research, are now combined under a new operating company known as Moody’s Analytics. Moody’s new initiatives in fixed income pricing and valuations will also be captured within Moody’s Analytics. Please refer to the reconciliation tables at the end of this press release for further details.

Moody’s outlook for 2008 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity, securitization levels and capital markets issuance. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ from our current outlook.

For Moody’s overall, full-year 2008 revenue is expected to decline in the low double-digit percent range. This decline assumes foreign currency translation in 2008 at current exchange rates. We anticipate a weak first half of 2008 with improvement in market liquidity and issuance conditions later in the year. Under this scenario, we note that Moody’s first half 2008 performance is likely to reflect unusually weak market conditions, as well as challenging year-on-year comparisons against the first half of 2007 when Moody’s delivered record performance. Excluding the 2007 restructuring charge, we expect the full-year 2008 operating margin to decline to the mid- to high-forties percent range, due primarily to lower ratings revenue. Full-year expenses are expected to be about flat to full year 2007, excluding the restructuring charge, as the annualized impact of new hires added in the first half of 2007 and investments we continue to make in the growing areas of our business will be offset by savings from our restructuring actions. Earnings per share for 2008 are projected in a range from $2.17 to $2.25.

For the global Moody’s Investors Service business, we expect revenue for the full year 2008 to decline in the mid-to high-teens percent range. Within the U.S., we project Moody’s Investors Service revenue to decrease in the mid-twenties percent range for the full year 2008.

In the U.S. structured finance business, we expect revenue for the year to decline in the low- to mid-forties percent range, reflecting double-digit percent declines in most asset classes, led by residential mortgage-backed securities and credit derivatives ratings.

In the U.S. corporate finance business, we expect revenue to decrease in the low-teens percent range for the year driven by declines across all asset classes.

In both the U.S. financial institutions and public, project and infrastructure finance sectors, we project revenue in 2008 to grow in the low single-digit percent range.

Outside the U.S. we expect Moody’s Investors Service revenue to decrease in the low single-digit percent range. Good growth from rating financial institutions; public, project and infrastructure finance; and corporate securities is expected to be more than offset by a decline in structured finance ratings revenue, primarily in Europe.

For Moody’s Analytics, we expect revenue growth in the mid-teens percent range. In the U.S., growth is projected to be in the low-teens percent range while outside the U.S., revenue is expected to increase in the high-teens percent range. Growth in the subscription businesses is expected in the mid-teens range, reflecting continued demand for credit and economic research, structured finance analytics, and the impact of our newly formed pricing and valuation business. In the consulting business, we anticipate very strong growth, reflecting a robust pipeline of professional services engagements and credit training projects. There is considerable demand for Moody’s expertise in credit education, risk modeling, and scorecard development as customers implement more sophisticated risk management processes and comply with regulatory requirements. In the software business, we expect revenue to be flat versus 2007, as customers begin to migrate to new generation software platforms.

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to stable, transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody's Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,600 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2008 and other forward-looking statements in this release are made as of February 7, 2008, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2007	2006	2007	2006
Amounts in millions, except per share amounts

Revenue	$504.9	$590.0	$2,259.0	$2,037.1

Expenses

Operating, selling, general and administrative expenses	233.1	276.3	1,035.1	898.7

Restructuring charge	47.8	-	50.0	-
Gain on sale of building	-	(160.6)	-	(160.6)
Depreciation and amortization	11.9	11.0	42.9	39.5

Total expenses	292.8	126.7	1,128.0	777.6

Operating income	212.1	463.3	1,131.0	1,259.5

Interest and other non-operating (expense) income, net	(19.8)	-	(14.3)	1.0

Income before provision for income taxes	192.3	463.3	1,116.7	1,260.5

Provision for income taxes	65.0	184.7	415.2	506.6

Net income	$127.3	$278.6	$701.5	$753.9

Earnings per share
Basic	$0.50	$1.00	$2.63	$2.65

Diluted	$0.49	$0.97	$2.58	$2.58

Weighted average shares outstanding
Basic	256.2	279.1	266.4	284.2

Diluted	260.6	286.7	272.2	291.9
Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2007	2006	2007	2006

Moody's Investors Service (a)

Structured finance	$164.9	$275.6	$890.6	$880.6

Corporate finance	104.5	105.7	465.4	380.1

Financial institutions and sovereign risk	73.8	69.9	303.1	266.8

Public finance	29.4	31.4	120.8	112.3

Total ratings revenue	372.6	482.6	1,779.9	1,639.8

Research	88.1	67.7	324.3	254.5

Total Moody's Investors Service	460.7	550.3	2,104.2	1,894.3

Moody's KMV	44.2	39.7	154.8	142.8

Total revenue	$504.9	$590.0	$2,259.0	$2,037.1

Revenue by geographic area

United States	$277.1	$360.6	$1,361.4	$1,277.8

International	227.8	229.4	897.6	759.3

Total revenue	$504.9	$590.0	$2,259.0	$2,037.1

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.
Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	December 31, 2007	December 31, 2006
	Amounts in millions

Cash and cash equivalents	$426.3	$408.1
Short-term investments	14.7	75.4
Total current assets	939.4	1,001.9
Non-current assets	704.3	495.8
Total assets	1,643.7	1,497.7
Total current liabilities	1,310.4	700.0
Notes payable	600.0	300.0
Other long-term liabilities	516.9	330.3
Shareholders' (deficit) equity	(783.6)	167.4
Total liabilities and shareholders' equity	$1,643.7	$1,497.7

Shares outstanding	251.4	278.6
Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2007				December 31, 2007
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$504.9	$-		$504.9	$2,259.0	$-		$2,259.0

Expenses	292.8	(47.8)	(a)	245.0	1,128.0	(50.0)	(a)	1,078.0

Operating income	212.1	47.8		259.9	1,131.0	50.0		1,181.0

Interest and other non-operating (expense), net	(19.8)	-		(19.8)	(14.3)	(31.9)	(b)	(46.2)

Income before provision for income taxes	192.3	47.8		240.1	1,116.7	18.1		1,134.8

Provision for income taxes	65.0	19.2	(c)	84.2	415.2	40.4	(c)	455.6

Net income	$127.3	$28.6		$155.9	$701.5	$(22.3)		$679.2

Basic earnings per share	$0.50			$0.61	$2.63			$2.55

Diluted earnings per share	$0.49			$0.60	$2.58			$2.50

In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The table above shows Moody's results for the three months and twelve months ended December 31, 2007, adjusted to reflect the following:

(a) To exclude the restructuring charge.

(b) To exclude an earnings benefit of $31.9 million relating to the resolution of certain legacy tax matters.

(c) To reflect the income tax impacts related to the adjustments described in note (a) and to exclude an income tax benefit of $20.4 million for the full year of 2007 related to the resolution of certain legacy tax matters.

* May not add due to rounding
Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2006				December 31, 2006
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures*	Reported	Adjustments		Measures*

Revenue	$590.0	$-		$590.0	$2,037.1	$-		$2,037.1

Expenses	126.7	160.6	(a)	287.3	777.6	160.6	(a)	938.2

Operating income	463.3	(160.6)		302.7	1,259.5	(160.6)		1,098.9

Interest and other non-operating income, net	-	-		-	1.0	-		1.0

Income before provision for income taxes	463.3	(160.6)		302.7	1,260.5	(160.6)		1,099.9

Provision for income taxes	184.7	(66.5)	(b)	118.2	506.6	(64.1)	(b)	442.5

Net income	$278.6	$(94.1)		$184.5	$753.9	$(96.5)		$657.4

Basic earnings per share	$1.00			$0.66	$2.65			$2.31

Diluted earnings per share	$0.97			$0.64	$2.58			$2.25

In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The table above shows Moody's results for the three months and twelve months ended December 31, 2006, adjusted to reflect the following:

(a) To exclude the gain on sale of building.

(b) To reflect the income tax impacts related to the adjustment described in note (a) and to exclude an income tax benefit of $2.4 million for the full year of 2006 related to legacy tax matters.

*	May not add due to rounding.

Moody's Corporation
Summary Impact of Reorganization on Revenue

Amounts in millions	Twelve Months Ended December 31, 2007
	Currently Reported	Reclassifications (a)	2008 Adjusted Presentation

Structured finance	$890.6	$(4.7)	$885.9
Corporate finance	465.4	(53.9)	411.5
Financial institutions	303.1	(41.4)	261.7
Public finance	120.8	(120.8)	-
Public, project and infrastructure finance	-	220.8	220.8
Total ratings revenue	1,779.9	-	1,779.9
Research revenue	324.3	(324.3)	-

Total Moody's Investors Service	2,104.2	(324.3)	1,779.9

Moody's KMV	154.8	(154.8)	-
Moody's Analytics	-	479.1	479.1

Total revenue Moody's Corporation	$2,259.0	$-	$2,259.0

	Twelve Months Ended December 31, 2006
	Currently Reported	Reclassifications (a)	2008 Adjusted Presentation

Structured finance	$880.6	$3.0	$883.6
Corporate finance	380.1	(2.5)	377.6
Financial institutions	266.8	(44.7)	222.1
Public finance	112.3	(112.3)	-
Public, project and infrastructure finance		156.5	156.5
Total ratings revenue	1,639.8	-	1,639.8
Research revenue	254.5	(254.5)	-

Total Moody's Investors Service	1,894.3	(254.5)	1,639.8

Moody's KMV	142.8	(142.8)	-
Moody's Analytics	-	397.3	397.3

Total revenue Moody's Corporation	$2,037.1	$-	$2,037.1

(a) Adjustments relate to the business reorganization announced in August 2007 which became effective as of January 1, 2008. It reflects the combination of the research business, previously classified in Moody's Investors Service, and Moody's KMV to form Moody's Analytics. Additionally, sovereign and sub-sovereign ratings were moved from the financial institutions business and were combined with public finance and project and infrastructure ratings, which were previously part of structured finance, to form a new business line called Public, project and infrastructure finance. Finally, real estate investment trust ratings were moved from corporate finance to the structured finance business.

CONTACT:
Moody’s Corporation
Lisa Westlake, +1 212-553-7179
Vice President - Investor Relations
lisa.westlake@moodys.com